Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a statement on Schedule 13D (including amendments thereto) with respect to the Class A ordinary shares, par value $0.0001 per share, of ACE Convergence Acquisition Corp., and further agrees that this Joint Filing Agreement be included as an exhibit to such filings. As contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned hereby executes this Joint Filing Agreement this 7th day of February, 2022.

ACE SO5 HOLDINGS LIMITED

By:	/s/ Denis T. Tse
Name:	Denis T. Tse
Title:	Director

ACE EQUITY PARTNERS INTERNATIONAL PTE LTD.

By:	/s/ Denis T. Tse
Name:	Denis T. Tse
Title:	Chief Executive Officer

ACE EQUITY PARTNERS LLC

By:	/s/ David Y. Ko
Name:	David Y. Ko
Title:	Chief Executive Officer

DAVID Y. KO

By:	/s/ David Y. Ko
Name:	David Y. Ko